EXHIBIT 99.2

Event ID:   2233858
Culture:   en-US
Event Name: Q2 2009 Shuffle Master, Inc. Earnings Conference Call
Event Date: 2009-06-09T21:00:00 UTC

P: Operator;
C: Julia Boguslawski; Shuffle Master, Inc.; Director of IR
C: Tim Parrott; Shuffle Master, Inc.; CEO
C: Coreen Sawdon; Shuffle Master, Inc.; SVP, CAO, Acting CFO
P: Ryan Worst; Brean Murray, Carret & Co.; Analyst
P: Todd Eilers; Roth Capital Partners;Analyst
P: Fred Button; Private Investor

+++ presentation
Operator: Greetings and welcome to the Shuffle Master, Inc. second quarter 2009 earnings release conference call. At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation. (Operator Instructions)  As a reminder, this conference is being recorded. It is now my pleasure to introduce Julia Boguslawski, Director of Investor Relations for Shuffle Master. Thank you, you may begin.

Julia Boguslawski: Thank you. Good afternoon, and thank you all for joining us today for our second quarter 2009 earnings call. I am Julia Boguslawski, Director of Investor Relations for Shuffle Master. With me today, are Timothy Parrott, CEO of Shuffle Master; Coreen Sawdon, Senior Vice President, CAO and Acting CFO; and Jerry Smith, Executive Vice President and General Counsel. Today's conference call is being simultaneously webcast through our website, www.shufflemaster.com, and will also be archived for the next 30 days.

Before we get started, I would like to remind you that various remarks we make about future expectations, plans and prospects for the Company, constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations.

We will also be discussing certain financial measures, such as adjusted EBITDA, which represents a non-GAAP financial measure. The importance of this measure to investors, as well as reconciliation to the most directly comparable GAAP measures, can be found on our most recent Form 10-Q, which was filed earlier today, as well as in our prior public filings, including our Form 10-K and in today's press release announcing our second quarter 2009 results. Now, I'll turn the call over to our CEO, Tim Parrott.

Tim Parrott: Thanks, Julia. And good afternoon, all of you. It has been a productive three months since I joined Shuffle Master. I am pleased by what I have seen so far and I have learned a tremendous amount from our customers, shareholders, senior leadership and our employees. I'd like to share a bit about how I've been spending my time and what I've found encouraging these first three months, before I turn the call over to Corie to discuss quarterly performance in more detail.  Then, I'll come back and talk about what I believe to be the main growth drivers for our Company going forward.

I've had in-depth and extensive dialog with our sales and product management teams on everything from our latest innovations and our legacy products, to assessing our customer relationships. One of the most important take-aways I gauged from these conversations was that now, more than ever, is the time to concentrate on building goodwill with our customers, especially during these challenging economic times. That includes adopting a strategic partnership attitude with our customers to help them maximize their floor potential, help create solutions to reduce their expenses and work cooperatively to fully market products in the pit. Also, offering attractive terms that fit within their budgets.

We have also embraced "an always room for improvement culture" and ramped up our internal efforts to collect, assess and proactively respond to customer feedback. I visited our operations in Australia and Macau last week at G2E Asia and will be visiting our European subsidiaries soon. I strongly believe in the relevance of the ongoing strategic plan that was implemented nearly two years ago. And moving forward, I believe it is still the right strategic compass for our Company.

Turning to some specifics for the quarter. Total revenue was $45.3 million, down 8% year-over-year. Diluted earnings per share totaled $0.09 and included a $0.05 charge for severance related to the retirement of our former CEO and the departure of a senior executive, $0.02 related to gain on debt extinguishment and $0.02 for discrete tax events during the quarter.

Here's what I believe are the key take-aways for the quarter. Underlying trends are good. Revenue is down year-over-year but holding steady considering the environment. There's no question that the recession has impacted our business, also. However, I am pleasantly surprised that our resiliency -- that we have great resilience, thanks in large part thanks to the diversity of our products, which appeal to a broad range of customers and a wide range of markets.

Our sales volume is down but our total lease and service revenue hit another Company record, and we continue to significantly grow our installed base in every product segment. Gross margin declined 3% year-over-year to 57%, as a result of several factors primarily related to fixed amortization and product mix, which Corie will highlight later, as well as declining sales prices and lease prices in some segments. We believe now is the time to not only work aggressively to get our products on the floor but to also aggressively keep our products on the floor. In some cases, this has meant offering discounts and introductory pricing, as well as attractive bundling.

We believe this is the right approach in this environment and the improved customer relationships will put us in good stead when the economy rebounds. One example of this is where the initiative has started to bear fruit is the progress we have made with replacing Elixir Gaming shufflers with our own shufflers. This replacement opportunity provides our customers with higher quality product and includes a reliable worldwide service network. This is a great example of rebuilding relationships and creating solutions for our customers. Nonetheless, we continue to be committed to maximizing margins and look for ways to reduce manufacturing costs in order to grow gross profit.

We are in the process of reducing costs in some of our best performing products to include i-Deal, Table Master and progressives. And are actively engaged in value engineering and supply chain initiatives and these things take time. Corie will touch on all of these metrics later but it is worth highlighting that adjusted EBITDA improved, operating expenses declined and we continue to make progress in debt reduction. Our solid cash flow, reduced interest rate on debt, and low leverage ratio, provide us with healthy liquidity and demonstrates balance sheet management.

Our e-Tables continue to have a competitive edge, despite more product in the marketplace. Not only did we have a lease and service revenue record in the quarter but the increase seats on lease were predominantly the result of placements of our proprietary titles, such as Royal Match 21 and Three Card Poker. This trend indicates that, much like the evolution of the floor in traditional casinos, proprietary titles in the e-Tables will ramp up and take share away from public domain games. Now, I'll turn it over to Corie to review the quarterly results in more detail.

Coreen Sawdon: Thank you, Tim. And good afternoon to everyone. We approached 2009 with a committed focus on expense reduction, cost containment and cash flow generation, in order to maintain profitability and a healthy balance sheet that can withstand the challenging economic environment. Our second quarter results achieved these objectives and I'll touch on those specific metrics. Total royalty, lease and service revenue was a Company record at $20.5 million, up 7% year-over-year and represented 45% of total revenue. This record was the result of continued success of our lease model and its strong alignment with our customers' current capital constraints. We saw significant lease and service growth in utility and ETS segments, both achieving record lease revenue numbers and placements.

Operating expenses for the second quarter totaled $18.1 million and were down 14% from their prior year period, net of $4.4 million in severance charges related to the retirement of our former CEO and the departure of a senior executive. $2.3 million of the severance charges were related to accelerated stock compensation and $2.1 million was due to cash salary and related benefits. SG&A, excluding severance charges, was $14 million and decreased 16% from the year ago quarter. Approximately $2.3 million of the decrease relates to reductions in employee salaries and associated benefits, as well as decreased legal expenses of $800,000, excluding $400,000 expense legal costs associated with the accounting treatment related to the Elixir transaction.

Our SG&A costs were favorably impacted by foreign currency fluctuations of $1.2 million. The translation to our reporting currency, the US dollar, was favorable from an expense perspective this quarter. However, we can not predict what the impact will be in our future periods. We committed to achieving a 10% or $7 million reduction target in SG&A expense this year. Year-to-date, we have already achieved $7 million in reductions, which meets our annual target. Of these savings, approximately $1.9 million is related to foreign currency favorability. We can not predict what the level of savings will be for the balance of the year or the impact that foreign currency fluctuations might have on our results, but we expect to exceed this target.

R&D expense totaled $4.2 million, down 8% year-over-year, but remained relatively flat as a percentage of revenue. The decrease in R&D expenses was mainly the result of net decreases of approximately $600,000 at our foreign subsidiaries due to the weakening of the Australian dollar. For the second quarter, our adjusted EBITDA totaled $13.6 million, down 8% from $14.8 million in the year ago quarter. However, after approximately $2.1 million in add-backs related to cash compensation for severance charges, adjusted EBITDA was $15.7 million, up 6% year-over-year. Although total revenue was down for the second quarter, our solid progress in driving down operating expenses contributed to strong EBITDA results.

Our bank EBITDA is used in our debt covenants and differs from reported EBITDA by allowing certain add-backs for one-time events. For the quarter, our strong EBITDA and a reduced debt balance has decreased our leverage ratio to 1.96 times, as compared to our maximum allowable ratio of 4.25 times. Now that our leverage ratio is below 2.0, our interest rate on our revolver steps down to the lowest possible level, LIBOR plus 100 basis points. During the quarter, we recognized a gain of $1.8 million on the early extinguishment of debt, primarily related to PGIC Table Game Division minimum consideration contributing $0.02 to earnings per share.

The effective income tax rate for the quarter was 11.8% and was favorably impacted by discrete items recognized in the quarter, including a true-up for executive compensation and foreign R&D expense. We expect the annual tax rate to be between 28% and 33% for fiscal 2009. Net income of $4.6 million was up year-over-year by 50% and we reported $0.09 earnings per share, which is consistent with the prior year period of 18.4 million additional shares outstanding. Operating cash flow for the second quarter was $11.1 million, as compared to $15.2 million in the prior year period. The 28% decrease in operating cash was predominantly attributed to increased inventory, tax payments made in the quarter, as well as other changes in working capital items.

Inventory for the quarter increased approximately $2.6 million and was primarily related to our Table Master product. Of the balance at the end of Q2, approximately $1.8 million has already been installed in our third quarter or is committed for installation in the next few weeks. This included a delay in regulatory approval, which resulted in inventory on our balance sheet at quarter-end, which was expected to be converted to a leased asset during our second quarter. The majority of these units have been or will be placed on a fixed operating lease or to a lesser extent, participation arrangements.

To add some color to this inventory change, Table Master units have an approximate 10-week lead time from order to shipment. Accordingly, we generally have more orders for units at any point in time than we can satisfy. We are trying to respectively balance order lead time with customer requests. Therefore, it is expected that we will continue to maintain a fair amount of Table Master inventory on our balance sheet. Additionally, approximately $1 million of shuffler inventory was in our quarter end balance, which related to an order that was shipped in our third quarter.

We remain very focused on the quality of our accounts receivable, with average days outstanding of 36 days. We have seen some delayed payments due to the economic slow-down but it has not really compromised our balance sheet. Although there have been some bankruptcies to date and we expect to continue to see a few more, our exposure is not significant, as our lease arrangements are month-to-month and we are very aggressive on collections for accounts that age. Additionally, we have security deposits covering approximately 25% of our US accounts receivable.

Capital expenditures were $6.2 million for the quarter, compared to $4.6 million in the prior-year period. This growth relates to the increase in leased ETS seats over the prior year period. CapEx may grow, as our leased asset base of more capital intensive products grows, such as those in the ETS segments.

Now, I'll move into a quick product segment recap, starting with our utility segment quarterly performance. Total utility revenue decreased year-over-year by 9% to $20 million, due to decreased sales of chippers and shufflers. Lease and service revenue, however, grew 9% and reached Company record of $9.3 million, predominantly due to increased leases of our i-Deal, MD2 and one2six shufflers. Leased shufflers totaled 5,565 units, up 4% or 211 net units from the prior-year period. As a result of the change in product mix, the average monthly lease price for shufflers increased by 5% year-over-year. The improved average lease price is a direct result of the necessity of our shufflers in today's gaming environment, as they provide valuable cost savings to our customers and increase efficiency on the floor.

Utility gross margin of 60% reflects an increase of 4% and 6% from the prior year and prior sequential quarter and is largely due to increased lease revenue, which typically generates a higher margin than sales revenues. Total revenue in the proprietary table game segment for the second quarter was $8.9 million, down 10% year-over-year. This decrease was due to decreased sales, as well as a dilution of our average sales price due to the sales of side bets, which are a significantly lower price point than a premium title.

Total royalty, lease and service revenue increased 3% year-over-year to $8.4 million, predominantly due to progressive upgrades to existing tables. These progressives add incremental revenue without providing for incremental units or real estate. We increased our add-on wagers, which are exclusive to the lease model, to existing tables by 168 net units from the prior-year period. The total installed base of add-ons grew 35% year-over-year to 647. Total installations of table games remained relatively flat at 5,566 units, of which approximately 70% were units on lease.

Gross margins were 81%, down from 88% in the year ago quarter and were negatively impacted by declining total revenues on a substantially fixed amount of amortization cost. Total ETS revenue decreased 14% to $5.7 million, as compared to $6.7 million in the prior-year period. However, total royalty, lease and service revenue was a record $2.8 million, up 13% year-over-year, as a result of a 32% increase of seats on lease. Total installed base of leased seats reached 1,668, up 400 seats year-over-year, mostly as a result of increased placements of Table Master in both slots only and traditional casinos. Total installations in e-Table seats grew 16% year-over-year, reaching a record high of 7,651 seats.

ETS gross margin decreased 19% to 32% for the three months ended April 30, 2009, as compared to 51% for the same prior year period due to a number of factors. One, a decrease in revenue on a substantially fixed amount of amortization. This segment is burdened with substantial amounts of fixed amortization, accordingly, variability in revenue can have a large impact on gross margins. And two, sales of refurbished units in Australia at discounted sales price and lower gross margins.

Total revenue for our EGM segment totaled $10.7 million and remained relatively flat over the prior-year period. Note, that the revenue contribution from this segment increased as a percentage of total revenue, as compared to the prior year period. Total installations of EGM seats grew by 2,576 year-over-year or 13%, to a total installed base of 22,395 seats. We sold 742 EGM seats in the quarter, as compared to 550 in the prior year quarter, representing a 35% increase.

The weakening of the Australian dollar concealed some of the good progress we have made with EGM titles in the quarter. On a local currency basis, the total revenue actually increased year-over-year by 38%. And the rollout of the new high denomination Grand Central progressive link has generated significant hype in its introductory phase. EGM gross margin decreased 4% to 45% due to a couple of factors. First, the decrease of $900,000 associated with parts and other peripheral sales, which carry substantially higher margin than EGM units. As well as the sale of refurbished units at discounted prices and reduced margins.

Moving to our consolidated margins. The second quarter showed year-over-year decline of 3%, resulting in gross margin of approximately 57%. Overall margin declined as a result of decreased margins in our ETS and PTG segments, primarily due to declining revenue on a fixed amortization base. The decreased margin was partially offset by increases in average lease prices in our utility and PTG segments.

Net debt or total debt less cash and cash equivalents, totaled $100.7 million in the quarter, compared to $119.8 million as of year-end. Our working capital improved significantly on April 15, whereby we purchased 99.9% of our $30.3 million outstanding convertible notes and then, subsequently settled the remaining $8,000 on May 29. We satisfied the notes by drawing on our revolver, which as of today, has $52 million available and matures in November 2011.

As mentioned earlier, our total leverage ratio as of April 30 was 1.96 to 1, significantly below the maximum leverage allowed of 4.25 to 1. Our interest coverage ratio requires we maintain a minimum of 3.0 to 1. And as of quarter end, it was 11.7 to 1.

We had a busy quarter on the transaction front, as well. As alluded to earlier, we settled on litigation with Elixir. As a result of this transaction, our $3 million cash bond, which was posted in 2004, was returned to us along with accrued interest. We then remitted $2.8 million to Elixir to:  One, acquire their existing inventory of Deck Checkers and shufflers. Two, acquire their intellectual property surrounding these products. Three, settle the litigation. And four, obtain a seven year covenant not to compete.

Additionally, we entered into a transaction with IGT and PGIC, whereby we; One, satisfied our discounted minimum contingent consideration to PGIC of $2.2 million for $960,000. Two, satisfied in full any future amounts owed beyond the minimum consideration. Three, acquired a lifetime license to the Game Manager in lieu of the previously prepaid royalty. And four, obtained from IGT rights to certain patents. As a result of this transaction, we recorded a gain on early extinguishment of debt of approximately $1.8 million. Our Form 10-Q, which was filed earlier today, outlines in detail the accounting related to these transactions.

As has become customary, I would like to comment on a couple of items to assist with modeling our business for the remainder of 2009. As noted earlier in my comments, we have made substantial progress in reducing our SG&A in fiscal year '09 and have already achieved our reduction target of $7 million, excluding severance charges. Please note, however, that some of our expenses, most notably professional fees, are weighted in the back half of the year. So the results of the first half of the year can not be completely replicated in the second half of the year. Additionally, foreign currency fluctuations continue to impact our results, of which those results could be favorably or unfavorably impacted. With that, I would like to turn the call over to Tim for a wrap-up and closing remarks.

Tim Parrott: Thanks, Corie. Now, I'll touch on growth drivers. First, new openings and expansion around the globe. Although we've seen limited new opportunities in the last year-and-a-half, there are still a number of openings in the US and Asia, not to mention continual expansions in the regional markets. We're constantly monitoring the jurisdictional status of regional gaming markets, such as New York and Delaware, which could serve as significant new opportunities. From what we're seeing, more and more states are exploring e-Tables within their slot-only platforms, in addition to opportunities to expand in traditional gaming markets.

Second, new products that pave the way for the future of the Company. For example, the i-Table. Operators see real promise for the i-Table in their pit because of its unique hybrid quality that allows for greater emphasis on marketing the game, with an estimated 30% improvement in velocity. In addition to preventing cheating, theft and dealer error. Currently, we are close to completing GLI review and have a unit in the test lab at Barona. The interest we're receiving for the i-Table includes that received at G2E Asia last week and has been very good. So we're excited to see how it performs in 2010.

Three, the replacement cycle. We have made solid progress in the conversions of the ACE shuffler to our i-Deal shuffler. Since Q2 '08, we have installed 664 i-Deal shufflers, 215 of which were installed in Q2 alone. The success of this shuffler is due in large part to opportunity created by the end of life with the ACE, which was announced last summer and will be discontinued a year from now. We have also offered attractive initial terms on the i-Deal to entice new customers and improve the relationship with existing ones. We have observed that ultimately, the i-Deal's enhanced features, like increased speed and card recognition, have become a staple to operators.

Four, creative solutions to the casino floor. One such example is our progress with introducing e-Tables through traditional casino markets, like Nevada, as lower stakes alternative to live tables. In fact, Pennsylvania and Nevada are the two top markets for Table Master installs. We've been successful in demonstrating the many benefits of a diversified floor to include both live tables and e-Tables. Table Master is the perfect solution to low denom live tables, such as blackjack because it operates 24/7, there's no labor cost to the operator. Plus, it is a less intimidating format for players to learn the game. More operators are exploring ePits as a concept and are receptive to these new formats on their floors. No other company has the suite of products that we have available in this growing segment.

Another example of bringing creative solutions to the pit is the traction we have made with upgrades of bonusing add-ons, such as side bets and progressives to existing table games. We grew our installed base by nearly 200 add-ones over the prior year quarter, to a total installed base of 647. The future prospects for us continue to be very good because the value proposition of our customers is even better. Upgrading the floor to include progressive jackpots provide casinos with many benefits, such as the proven ability to drive substantial incremental win and almost immediate player acceptance due to the additional excitement and volatility.

When a casino adds a progressive to games like Three Card Poker, Ultimate Texas Hold'em or blackjack, it can win an extra $300, $400, $500 a day without having to allocate another square foot of floor space or spend another dollar on labor. The current trends we're seeing with add-ones is exciting, particularly with the feedback we're receiving on Royal Match 21, which offers an attractive option on the game of blackjack, as well as Three Card Poker progressive and Fortune Pai Gow progressive.

Another compelling point, is that without growing the market, there are approximately 4,700 of our proprietary table games that do not have add-ones installed yet. Therefore, if you consider these tables as potential upgrades, it makes for a promising opportunity. Similarly, the PTG growth creates opportunity for add-ons, overall.

To sum it up let me just say again how pleased I am to be here. The current climate is a tough one but we have a solid foundation, strong brand identity and great products. We'll continue to remain focused on our customers, our R&D and disciplined expense management. Our goal is to be a leading gaming solutions partner and to maintain our position as the table games technology leader. I look forward to providing an update on our next call. And with that, we'll now turn it over to the operator for Q&A.

+++ q-and-a
Operator: Thank you. (Operator Instructions) First question is from Ryan Worst with Brean Murray. Please go ahead with your question.

Ryan Worst: Thanks, good afternoon, guys. Good quarter and just in terms of that replacement market, how many ACE's do you still have installed in the market or how many of those i-Deals went to replace existing ACE units versus expansion?

Tim Parrott: Well, there are 4,000 in the marketplace and as to the how many went to replacement, what is that, Corie?

Coreen Sawdon: I don't know that number off the top, Ryan, in terms of new versus replacement. I would say a fair amount were replacement but there definitely were some flat-out new installs.

Ryan Worst: Right. Okay. So, that 4,000, that's what's out there in the marketplace now?

Coreen Sawdon: That's left, correct.

Tim Parrott: Right.

Ryan Worst: And then also, Tim, could you talk about the penetration of Table Master in kind of the traditional casino markets, kind of non-racino, any numbers we could use as color for that?

Tim Parrott: Well, I think we have about 460 Table Masters installed in total. And let me make a comment and then I'll ask Corie if she's got a handle how many are in markets excluding racino or non-live games. I'll give you the anecdotal, which I think is almost more important. In visiting a lot of customers and people from my operator days, I think they're looking at it in several ways, in markets that I think are interesting because it shows in the toughest markets where the real value is. Areas like downtown Las Vegas, Reno, that are terribly competitive and other markets that are mature, they're using them for an interesting array of reasons.

In some cases, they feel no loss in taking out a bank of slots to have variety. And then, secondly, they're using it as a training table for people that, as we mentioned earlier, don't want to play a live game because they're intimidated by either the other players or the dealer. And third, obviously, is being able to play at a $1 or $2 or $5 table when, as you know, on the strip, it might be a $15 or $25 table even midweek. So I think the opportunity there, since from my assessment with customers, there are very few floors that are really at max revenue in slot utilization. And as you know, most floors, except for some of the monopolistic markets, are typically anywhere in the 35% to 50% or 60% max range of utilization at peak periods.

So I think we're trying to hit them on a lot of fronts but I think the main driver, to me, if I put my operator hat back on, is just to have floor variety and the flexibility with pricing and training. So, to your question of above the 460, how many are in outside markets, do you have a gauge of that, Corie?

Coreen Sawdon: Of the 460 that out there, we indicated again that Pennsylvania and Nevada are the two largest. Pennsylvania being non-traditional. Nevada being traditional. So right now, it's actually a larger percentage in the traditional markets and we expect that to continue to grow.

Ryan Worst: Okay, great. And then, just two more questions.

Tim Parrott: Sure.

Ryan Worst: You talked about New York and the potential for legalization there. Is there any other jurisdictions that you think might be on the cusp of legalizing e-Tables or is there anything close to where you're going to get licensed with a particular product? And then, also, I was just wondering if City of Dreams shuffler shipments were included in the quarter and how much that was in terms of number of units?

Tim Parrott: Okay. Well, to the new jurisdictions, obviously, we all get the same news in looking at New York. As you know, there are different factions that are pushing it. It could move fairly quickly or it could get bogged down. As far as other states that are on the cusp, I don't think there's anything that is imminent, that we'd say is something that we can put in the bank. So I'll finish, if we have any other comment at this end, Corie can jump in with it.

I was at City of Dreams at the opening and we have about 50% of their floor with our shufflers, including -- just representing the tables, not including additional units bought for adding on to other tables later. As far as the overall business of that, I'll let Corie correct me on it but I believe it was approximately $4 million or so in revenue with them. And that's for both casinos, Crown and Hard Rock, which were very active play from day one. So, any other comment on that, Corie?

Coreen Sawdon: Ryan, I believe those were in Q1. I'm not 100% confident on that but that's my recollection.

Ryan Worst: So not the quarter that you just reported?

Coreen Sawdon: I do not think so but let me confirm that.

Ryan Worst: Okay. Because the number of shufflers shipped or sold during the quarter was relatively high compared to recent quarters.

Coreen Sawdon: Yes, let me look back at that one. I can't quote right off the top of my head. Sorry.

Ryan Worst: Okay. Thanks.

Tim Parrott: Thanks very much.

Operator: The next question is from Todd Eilers with Roth Capital Partners. Please state your question.

Todd Eilers: Hi, guys. Thanks for taking my question. With regards to the Stargames, EGM business, it looks like sales activity there was pretty healthy. A follow on Ryan's question would be, and I don't know if you know the answer there, but if you shipped some units to City of Dreams there or just in general, what drove that sales activity in the quarter?

Tim Parrott: Okay. Hi, Todd. The EGM business, first, let me comment in general based on my visits to Australia and our operation and our customers, is really strong right now. And the reason it's hitting strongly and it's primarily, if not exclusively right now, in the Australian-New Zealand markets, I'll come back and question. I don't believe we have any meaningful penetration yet, although we've got new orders coming in for EGM's into Macau. But the real driver for it, as you know, with any EGM manufacturer, is performance has just been outstanding as far as comparing same denom in win per day versus the competition. So, as you've seen, we're getting real traction and it's really just based on the performance of the game more in Australia than anywhere else. As far as the product that's going into Macau on the EGM basis, I think it's de minimus at this point. Isn't it, Corie or -- as far as through Q2?

Coreen Sawdon: That is correct.

Tim Parrott: I will say that in customer visit in Macau last week, without naming names, we are taking orders for shipments ASAP of Stargames into Macau, both Pink Panther and our new progressives. So, we're -- I think it's looking really good now. And add-on that our EGM business, I see, is a great niche opportunity for us to come in, not as a major player but as a high performance niche player, in additional markets in Asia, which we're working on and some other markets, also. So from my previous experience, I don’t intend to try to tend to compete or spend the money to go head to head with the big four or five but there's a great niche for us to have meaningful growth still on the EGM side.

Todd Eilers: Okay. That's helpful. And then, just to follow on the competition comment, can you maybe talk a little bit about the competitive landscape in the e-Table game of business, both domestically and internationally? Obviously, you guys have an advantage with the proprietary content. But what else are you seeing out there in terms of competitor responses and maybe just a little -- your thoughts on that?

Tim Parrott: Sure, well, I break it into -- I think the potential growth or what will actually happen in growth for us and our competitors in e-Tables is almost hard to measure because it's unchartered water, but I think it's significant. I break our e-Table opportunities kind of down into two parts. The proprietary, where we clearly have an edge. And then, areas where we're dealing more with public domain games. And so, in the first areas, where for example, with Table Master we're able to use proprietary games, we clearly have an edge. Where we're dealing with product, be it the Rapid or Vegas Star versus some other competition, so far, I believe in all the measurements we've seen, we are still the dominant player in any segment in the majority of those.

I think our competitive advantage, if we're going head to head on public domain games, is really the versatility we can offer customers and the suite of products and being able to really manage their floor. And I want to emphasize that a key point to me, in thinking of benefits for our customers, is to let them with far more flexibility than we have in the past, have ready access to plug and play our different product to drive more revenue per square foot. So because of the full suite of product, if we're bringing in a game that is more in the public domain, we can offer the opportunity for people to exchange and go to other proprietary games, electronic games or hybrid games, if they find that a particular type of game is not giving them the best yield.

So I think, as I commented, there are more players in the field, including IGT. I think we still have the first mover advantage but I fully expect that all of the others out there will continue to try and dial up. And so, we're trying to keep our edge wherever we can with proprietary games. And then, the flexibility with the suite of products where we've got to go head to head in public domain. If that helps.

Todd Eilers: Okay. Yes, that helps. And then, Corie, one last question related to the tax rate. I think you indicated -- or gave a full-year guidance. Should we expect, for the next two quarters, for the tax rate to be split evenly across both quarters or do you anticipate one quarter being higher or lower?

Coreen Sawdon: I would say in Q3, is when you do your tax provision to tax return true-up, which can lend volatility in the Q3 rate as well. The question is, what does that do to drive it up or down? So for modeling, I'd assume it's flat because I can't predict which one -- what will happen in Q3, as of now.

Todd Eilers: Okay. That's fair. Thank you.

Tim Parrott: Okay. Thanks.

Operator: (Operator Instructions) The next question is from [Fred Button], private investor. Please go ahead with your question.

Fred Button: Yes, this is Fred Button. You did the exhibit at the G2E Asian gaming. How do you feel after doing it? Do you feel very comfortable that this is going to be a spike for some of your older products and a real introduction of your new ones, or is it kind of [a fad] and maybe we shouldn't even have done it?

Tim Parrott: Well, fortunately, as you know, much of this has happened prior to my watch but I think it's all favorable. And I can say, based on the majority of the time I spent last week in Macau, which was with all of our customers, all of the operators in Macau. First, the attitude that they have is not dissimilar than what we have in the States. And so, they're looking at their capital expenditure decisions overall in a market where they saw 30% growth last year and a high single-digit reduction in gaming revenue the first quarter of this year but changing now. And I think that they're cautiously optimistic. What I see and hear is similar to operators I think all over. They're very open to wanting to try, key "try," new product that reduces cost or adds diversity to their floor and potential increased revenue. And I think they're more strict than they might have been a year ago in how quickly they'll expect to see performance.

Now, with that caveat as kind of what their mindset is, virtually every person I met with is very receptive to new product. I think as we -- as I mentioned, what we did with City of Dreams, we're pretty much the gold standard for everyone with shufflers. And we continue to have progressive upgrades with each of our core utility products. I was pleasantly surprised to hear the strong request for getting the i-Table into Macau, which I personally wasn't expecting. So I think Macau was overbuilt for a bit but is adjusting and it will be coming back.

And I think the mood of our customers and all of the operators in Macau, is generally positive. From an investment standpoint, people clearly will be watching the performance of City of Dreams. But the times I was on the floor there, they had great traffic and maybe even stronger in the Hard Rock area than the Crown. So all in all, I'm very pleased that we need to -- that we're in Macau and it's a key market. So, I think we have opportunity there for virtually our whole suite of product.

Fred Button: Thank you very much.

Tim Parrott: Thank you.

Operator: The next question is a follow-up from Ryan Worst with Brean Murray. Please go ahead with your question.

Ryan Worst: I'm sorry I missed this. I think I missed this, Corie, but what did you say the impact was of foreign exchange, maybe if you have that broken out between revenues and income?

Coreen Sawdon: We've only really quantified the favorability in OpEx.

Ryan Worst: Okay.

Coreen Sawdon: And for the six months, it's $1.9 favorable. For the three months, it's $1.2 favorable. And then, in the other income and expense we actually we had a gain down there, as well. That's translation-oriented and it's $1.3 million for the quarter. And since we last chatted, we went back, City of Dreams was a Q2 transaction for us.

Ryan Worst: Okay. Do you know the number of shufflers that was shipped there? I think, Tim, you said 50% of the floor had shufflers on it?

Tim Parrott: That's right. We had [a 50%] of that, that's correct.

Ryan Worst: Okay, great. Thanks. And then, Corie, did you have the amount of the tax benefit that was in the second quarter?

Coreen Sawdon: $850,000.

Ryan Worst: $850,000? Okay. Great. Thank you.

Tim Parrott: Thanks very much.

Operator: Thank you. This concludes the teleconference. There are no further questions in queue.

Tim Parrott: Thanks, very much, everybody. Appreciate your time and look forward to our next call. Thanks a lot.

Coreen Sawdon: Bye-bye.